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                                                                     EXHIBIT 5.1

                               FORM OF OPINION OF
           WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

                       [WILSON SONSINI GOODRICH & ROSATI,
                      PROFESSIONAL CORPORATION LETTERHEAD]


            , 2005

ScanSoft, Inc.
1 Wayside Road
Burlington, MA 01803

RE: Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,544,124 shares (the "Shares") of your Common Stock, par value $0.001 per share, and associated preferred share purchase rights (the "Rights"), to be sold by selling stockholders as set forth in the Registration Statement.

It is our opinion that, when sold in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable and the Rights attached to the Shares will be legally and validly issued.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

Very truly yours,




Wilson Sonsini Goodrich & Rosati, P.C.